Exhibit 10.2

Carl Palumbo

September 14, 2010

Dear Carl:

We are pleased to confirm our offer of the position of Senior Vice President, Planning and Allocation with SYMS Corp. In this capacity you will report directly to Joel Feigenbaum, COO.  Please review the following employment arrangements:

Start date:	To be determined.

Base Compensation:	An annualized salary of $250,000.00, paid through bi-weekly payroll periods.

Expense Stipend:	You will receive an annual expense stipend in the gross amount of $12,500.00, paid through bi-weekly payroll periods.

Incentive compensation:
You will eligible to participate in the annual Management Incentive Plan (MIP) with a 35% Target award; the goals are to be established.  This will be payable according to Plan criteria after the fiscal year-end results.  Any award earned for the current fiscal year performance will be pro-rated following 60 days employment.  We will discuss the details of this program upon employment.

Vacation:	You will receive 15 days vacation beginning January 1, 2011.

Benefits:
Your benefits will include those normally accorded exempt salaried co-workers of SYMS Corp.  A benefits package will be sent to you under separate cover.  We will review your benefits plan upon your start date.  However, if you have any questions prior please feel free to contact me at (201) 902-9600, ext 166.

In accordance with the Immigration and Naturalization Reform and Control Act of 1986, our offer is contingent upon completion of the verification procedure.  Attached please find a list of acceptable identification that must be presented during your orientation.

This offer in no way changes your status as an at-will employee as set forth in our Co-worker Handbook.  Please fax the signed acceptance to (201) 902-9270.  If I can answer any questions please feel free to call me.

Sincerely,
Ann M. Keefe
Senior Vice President, Operations

Accepted:	/s/ Carl Palumbo	Date:	9/20/2010
Carl Palumbo

SYMS Corp	One Syms Way, Secaucus, NJ 07094	(201) 902-9600
WWW.SYMS.COM